UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  May 5, 2011

VERTEX PHARMACEUTICALS INCORPORATED

(Exact name of registrant as specified in its charter)

MASSACHUSETTS	000-19319	04-3039129
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

130 Waverly Street

Cambridge, Massachusetts  02139

(Address of principal executive offices) (Zip Code)

(617) 444-6100

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry into a Material Definitive Agreement.

On May 5, 2011, we entered into:

•                  a lease for 50 Northern Avenue (Parcel A — Fan Pier — Boston, Massachusetts) with 50 Northern Avenue LLC; and

•                  a lease for 11 Fan Pier Boulevard (Parcel B — Fan Pier — Boston, Massachusetts) with Eleven Fan Pier Boulevard LLC.

Pursuant to these leases, we have agreed to lease approximately 1.1 million square feet of office and laboratory space in two buildings to be built in Boston, Massachusetts.  We expect that the leases will commence upon completion of the buildings, scheduled for late 2013, and will extend for 15 years from the commencement date. The leases will terminate automatically if we do not obtain approval to market INCIVEKTM (telaprevir)  in the United States by December 31, 2011.   Pursuant to the leases, we will pay an average of approximately $72.5 million per year in aggregate rent, exclusive of operating expenses, for both buildings during the initial 15 year term of the leases.  We have an option to extend the term of the leases for an additional ten years.

Item 2.03  Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information included in Item 1.01 of this Current Report on Form 8-K is incorporated into this Item 2.03 of this Current Report on Form 8-K by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VERTEX PHARMACEUTICALS INCORPORATED
(Registrant)

Date: May 5, 2011	/s/ Kenneth S. Boger
Kenneth S. Boger
Senior Vice President and Chief Legal Officer